Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to Registration Statement No. 33-52272 on Form N-1A, of our reports dated December 21, 2011 relating to the financial statements and financial highlights of TCW Concentrated Value Fund, TCW Dividend Focused Fund, TCW Emerging Markets Equities Fund, TCW Growth Fund, TCW Growth Equities Fund, TCW International Small Cap Fund, TCW Relative Value Large Cap Fund, TCW Select Equities Fund, TCW Small Cap Growth Fund, TCW SMID Cap Growth Fund, TCW Value Opportunities Fund, TCW Global Conservative Allocation Fund (formerly TCW Conservative Allocation Fund), TCW Global Moderate Allocation Fund (formerly TCW Moderate Allocation Fund), TCW Global Flexible Allocation Fund (formerly TCW Aggressive Allocation Fund), TCW Money Market Fund, TCW Core Fixed Income Fund, TCW Emerging Markets Income Fund, TCW Emerging Markets Local Currency Income Fund, TCW High Yield Bond Fund, TCW Short Term Bond Fund, TCW Total Return Bond Fund, and TCW Enhanced Commodity Strategy Fund, each a series of TCW Funds, Inc., appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2011, and to the reference to us on the cover page of the Statement of Additional Information and under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 28, 2012